Exhibit 4.2

OFFICER’S CERTIFICATE

OF

AMGEN INC.

Dated as of February 25, 2016

The undersigned officer of the Company certifies, pursuant to resolutions duly adopted by the Board of Directors at a meeting duly held on December 15, 2015 and by the Pricing Committee of the Board of Directors on February 15, 2016 (collectively, the “Resolutions”), and in accordance with Sections 2.1, 2.2 and 2.3 of the Indenture, dated as of May 22, 2014 (the “Indenture”; capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture), between Amgen Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), the following matters related to the issuance of the Company’s 1.250% Senior Notes due 2022 (the “2022 Notes”) and 2.000% Senior Notes due 2026 (the “2026 Notes”):

1. Attached hereto as Annex A is a true and correct copy of a specimen note (the “Form of 2022 Note”) representing the 2022 Notes, and attached hereto as Annex B is a true and correct copy of a specimen note (the “Form of 2026 Note”) representing the 2026 Notes. The Form of 2022 Note and the Form of 2026 Note are herein collectively referred to as the “Forms of Notes.” The Forms of Notes set forth certain of the terms required to be set forth in this Certificate pursuant to Section 2.2 of the Indenture, and said terms are incorporated herein by reference. The 2022 Notes and the 2026 Notes are each a separate series of Securities under the Indenture and are referred to herein collectively as the “Notes.”

2. The title of the 2022 Notes shall be the “1.250% Senior Notes due 2022” and the title of the 2026 Notes shall be the “2.000% Senior Notes due 2026.”

3. The 2022 Notes shall be issued at the initial offering price of 99.971% of the principal amount and the 2026 Notes shall be issued at the initial offering price of 99.821% of the principal amount.

4. The Company will initially issue €1,250,000,000 aggregate principal amount of 2022 Notes and €750,000,000 aggregate principal amount of 2026 Notes (in each case except for Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Indenture). The Company may issue additional 2022 Notes and/or 2026 Notes from time to time after the date hereof, and such Notes will be treated as part of the respective series of Notes for all purposes under the Indenture.

5. The Notes shall be denominated in Euros and payments of principal and interest shall be made in Euros; provided, that if, on or after the date of the Prospectus Supplement related to the Notes, dated February 18, 2016, Euros are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the control of the Company or if Euros are no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until Euros are again available to the Company or so used. The amount payable on any date in Euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or February 25, 2016 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

6. Solely with respect to the Notes, Section 2.7 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.7. Transfer and Exchange. Where Notes of a Series are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee, upon receipt of a Company Order directing the authentication and delivery thereof, shall authenticate and deliver Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Securities in exchange for such Global Securities. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.11, 3.6 or 9.6 of the Indenture).

Neither the Company nor the Registrar shall be required to issue, register the transfer of, or exchange Notes of any Series (a) for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes of that Series selected for redemption and ending at the close of business on the day of such mailing, (b) to register the transfer of or exchange Notes of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Notes selected, called or being called for redemption in part, or (c) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer (as defined in Section 4.5 of the Indenture).

Prior to the due presentation for registration of transfer of any Notes, the Company, the Trustee, the Paying Agent and the Registrar may deem and treat the person in whose name such Notes are registered as the absolute owner of such Notes for the purpose of receiving payment of principal of and interest, if any, on such Notes and for all other purposes whatsoever, whether or not such Notes are overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interest in such Global Security may be effected only through a book-entry system maintained by Euroclear and/or Clearstream (and/or its or their successor clearing system(s)) and their respective direct and indirect participants, as the case may be, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system. So long as the Global Securities remain outstanding and are held by or on behalf of the Common Depositary, transfer of beneficial interests in a Global Security and transfers increasing or decreasing the aggregate principal amount of a Global Security may be conducted only in accordance with the rules and procedures of Euroclear and/or Clearstream (and/or its or their successor clearing system(s)), as the case may be. In the event a Global Security, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Global Security so redeemed to the holders of the book-entry interests in such Global Security from the amount received by it in respect of the redemption of such Global Security.”

7. Solely with respect to the Notes, Section 2.14.2 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.14.2. Transfer and Exchange. Notwithstanding any provisions to the contrary contained in Section 2.7 of the Indenture and in addition thereto, owners of book-entry interests will receive certificated notes in registered form (the “Certificated Notes”) only in the following circumstances: (1) if either Depositary notifies the Company that it is unwilling or unable to continue as Depositary or that the Common Depositary with whom any Global Security is deposited is unwilling or unable to continue to act as Common Depositary and a successor Depositary for such Global Securities is not appointed by the Company within 90 days after the Company receives such notice, (2) in whole, but not in part, at any time if the Company in its sole discretion determines that any Global Security should be exchanged for Certificated Notes, or (3) if the owner of a book-entry interest requests such exchange in writing delivered through either Euroclear or Clearstream in the event that any of the Notes has become immediately due and payable in accordance with Sections 6.1 and 6.2 of the Indenture. In each case the Company shall execute, and the Trustee, upon receipt of a Company Order (copied to the Paying Agent, Registrar and Common Depositary) directing the authentication and delivery thereof, shall authenticate and deliver, Certificated Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Securities in exchange for such Global Securities. Upon the exchange of such Global Securities for Certificated Notes, the Global Securities shall be cancelled by the Trustee. Upon receipt of notice from the Depositary in accordance with this subsection, Euroclear and/or Clearstream (and/or its or their successor clearing system(s)) and the Trustee, as the case may be, and the Company shall use its commercially reasonable efforts to make arrangements with the Common Depositary for the exchange of interests in the Global Securities for Certificated Notes and cause the requested Certificated Notes to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Trustee for delivery to Holders. Holders exchanging interests in a Global Security for Certificated Notes shall be required to provide to the Registrar, through the relevant clearing system (and in separate writings, if required by the Trustee, Paying Agent and/or Registrar), written instructions and other information required by the Company and the Registrar to complete, execute and deliver such Certificated Notes. Certificated Notes delivered in exchange for any Global Security or beneficial interests in Global Securities will be registered in the names, and issued in any approved denominations, requested by the relevant clearing system (in accordance with its customary procedures).

Other than as provided for in this Section 2.14.2 of the Indenture, a Global Security is not exchangeable for a Certificated Note or Certificated Notes.”

8. In addition to the provisions set forth in Article IV of the Indenture, the following additional provisions shall apply to the Notes and shall be incorporated into the Indenture with respect to the Notes:

Section 4.5 Change of Control Offer

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described in Section 5 of the Security, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof) of that Holder’s Notes on the terms set forth in such Security. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, a notice will be provided to Holders describing the transaction that constitutes the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “Change of Control Payment Date”); provided, however, that in no event will the Change of Control Payment Date occur prior to the date 90 days following the First Issue Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	by 10:00 a.m. London time, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) Notwithstanding the foregoing, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

(e) For the purposes of this Section 4.5 only, the following definitions shall apply:

“Beneficial Owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a Person will be deemed to have beneficial ownership of all shares that Person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group (other than the Company or one of its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a Person shall not be deemed Beneficial Owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to one or more Persons or Groups (other than the Company or one of its Subsidiaries); provided that none of the circumstances in this clause (2) will be a Change of Control if the Persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee Person that are entitled to vote generally in the election of that

Person’s board of directors, managers or trustees immediately after the transaction; (3) the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch, Inc., and its successors.

“Group” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the applicable series of Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the applicable series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 4.6 Limitation on Liens.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, create or incur any Lien on any of their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the Company, without effectively providing that each series of Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the First Issue Date;

(2) Liens granted after the First Issue Date on any of the Company or any of its Subsidiaries’ Properties securing Indebtedness of the Company created in favor of the Holders of the Notes;

(3) Liens securing Indebtedness of the Company which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that those Liens do not extend to or cover any of the Company or any of its Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (3) directly above, provided that, based on a good faith determination of an Officer of the Company, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.

(b) Notwithstanding the foregoing, the Company and any of its Subsidiaries may, without securing any series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (x) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (y) 35% of Consolidated Net Worth calculated as of the First Issue Date.

Section 4.7 Limitation on Sale and Lease-Back Transactions.

(a) The Company shall not and shall not permit any of its Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of the Company or any Subsidiary of the Company, unless:

(1) such transaction was entered into prior to the First Issue Date;

(2) such transaction was for the sale and leasing back of any Property by a Subsidiary of the Company to the Company;

(3) such transaction involves a lease for less than three years;

(4) the Company would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to Section 4.6; or

(5) the Company applies an amount equal to the fair value of the proceeds of the Property sold to the purchase of Property or to the retirement of long-term Indebtedness of the Company or any of its Subsidiaries within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, the Company may, or may cause any of its Subsidiaries to, deliver debt securities to the Trustee therefor for cancellation, such debt securities to be credited at the cost thereof to the Company.

(b) Notwithstanding the foregoing, the Company and any of its Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale and lease-back transaction or (b) 35% of Consolidated Net Worth calculated as of the First Issue Date.

Section 4.8 Payment of Additional Amounts.

(a) Payments of principal and interest on the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (collectively, “Taxes”) imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (each, a “Relevant Taxing Jurisdiction”), unless the withholding of such Taxes is required by law or the official interpretation or administration thereof. The Company will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as are necessary in order that the net payment of the principal of and interest on the applicable series of Notes to a Holder who is not a United States person for United States federal income tax purposes, after deduction for any present or future Taxes of any Relevant Taxing Jurisdiction, imposed by withholding with respect to the payment, will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1) to any Taxes that are imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the obligor under the Notes within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provisions; or

(e) being or having been a bank receiving interest described in section 881(c)(3)(A) of the Code or any successor provisions;

(2) to any Holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any Taxes that are imposed or withheld solely by reason of the failure to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes (including the submission of an applicable United States Internal Revenue Service (“IRS”) Form W-8 (with any required attachments)) or (b) comply with any informational gathering and reporting requirements or to take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the Holder;

(4) to any Taxes that are imposed otherwise than by withholding from the payment;

(5) to any Taxes that are imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) to any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

(8) to any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the Holder or beneficial owner thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(9) to any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date (or any amended or successor version of such sections), any U.S. Treasury Regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(10) in the case of any combination of any items (1) through (9).

(b) The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Section 4.8, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

9. In addition to the definitions set forth in Article I of the Indenture, each of the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1) the fair market value of the assets subject to such transaction; and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the Indenture (which may include debt securities in addition to the Notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Business Day” means any day on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) (or any successor to such system) is operating.

“Calculation Agent” means an independent financial institution appointed by the Company, which may include the Paying Agent, any of the Underwriters or their respective affiliates who agree to serve in such capacity.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Clearstream” means Clearstream Banking, société anonyme, as currently in effect, or any successor securities clearing agency.

“Common Depositary” means a common depositary for Euroclear and Clearstream, their respective nominees and their respective successors, which shall initially be The Bank of New York Mellon, London Branch, or a successor as appointed in accordance with the Indenture.

“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of the Company and its Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement and the Term Loan Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Depositary”, with respect to the Notes, shall be deemed to refer to Euroclear and Clearstream (or any successor clearing system).

“Euroclear” means Euroclear Bank S.A./N.V., as currently in effect, or any successor securities clearing agency.

“Exempted Debt” means the sum of the following as of the date of determination:

(1) Indebtedness of the Company incurred after the First Issue Date and secured by Liens not permitted by Section 4.6(a) above; and

(2) Attributable Liens of the Company and any of its Subsidiaries in respect of sale and lease-back transactions entered into after the First Issue Date pursuant to Section 4.7(b) above.

“First Issue Date” means February 25, 2016.

“GAAP” means accounting principles generally accepted in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other documents by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Governmental Agency” means:

(1) any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3) any court or administrative tribunal; and

(4) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made, over (2) the aggregate principal amount of the 2022 Notes or the 2026 Notes, as applicable, being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

“Permitted Liens” means:

(1) Liens securing Indebtedness under Credit Facilities;

(2) Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing Indebtedness of the Company;

(3) Liens on any assets of the Company, any of its Subsidiaries’ assets, or the assets of any joint venture to which the Company or any of its Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company or one of its Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8) Liens on key-man life insurance policies granted to secure Indebtedness of the Company against the cash surrender value thereof;

(9) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Company or any of its Subsidiaries in the ordinary course of business;

(11) pre-existing Liens on assets acquired by the Company or any of its Subsidiaries after the First Issue Date;

(12) Liens in favor of the Company or in favor of any of its Subsidiaries;

(13) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(14) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(15) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Company or any of its Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2⁄3% of the annual fixed rentals payable under such lease;

(17) Liens consisting of deposits of Property to secure statutory obligations of the Company or statutory obligations of any of its Subsidiaries in the ordinary course of its business;

(18) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19) purchase money Liens or purchase money security interests upon or in any Property acquired or held by Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20) Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21) Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Bund” means, for the 2022 notes, the Federal Government Bond of Bundesrepublik Deutschland due January 4, 2022, with ISIN 0001135465, and for the 2026 notes, the Federal Government Bond of Bundesrepublik Deutschland due February 15, 2026, with ISIN 0001102390.

“Reference Dealers” means each of the four banks selected by a Calculation Agent which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.

“Reinvestment Rate” means, for the 2022 notes, 0.250%, and for the 2026 notes, 0.300%, in each case plus the average of the four quotations given by the Reference Dealers of the mid-market annual yield to maturity of the Reference Bund at 11:00 a.m. (Central European time (“CET”)) on the fourth Business Day preceding such redemption date and if the Reference Bund is no longer outstanding, a Similar Security will be chosen by the Calculation Agent at 11:00 a.m. (CET) on the third Business Day in London preceding such redemption date, quoted in writing by the Calculation Agent to us.

“Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 30, 2014, among the Company, the banks therein named, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint book runners, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Similar Security” means a reference bond or reference bonds issued by the German Federal Government having an actual or interpolated maturity comparable with the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Term Loan Credit Agreement” means the Term Loan Facility Credit Agreement, dated as of September 20, 2013, among the Company, the banks therein named, Bank of America, N.A., as administrative agent, and Barclays Bank PLC and JPMorgan Chase Bank, N.A., as syndication agents, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Underwriters” means the several underwriters named in Schedule I to the Underwriting Agreement, dated as of February 18, 2016, among the Company and Merrill Lynch International, Barclays Bank PLC, J.P. Morgan Securities plc and Deutsche Bank AG, London Branch, as representatives of the several underwriters with respect to the Notes.

10. Section 9.1(h) of the Indenture shall be amended and restated solely with respect to the Notes as follows:

(h) to make any change that does not adversely affect the rights of any Securityholder in any material respect;

11. Pursuant to their appointment in a letter agreement with the Company, dated as of the First Issue Date, the Paying Agent and Common Depositary for the Notes shall initially be The Bank of New York Mellon, London Branch, and the Registrar shall initially be The Bank of New York Mellon.

Subject to Section 5 hereof, all sums payable to the Paying Agent hereunder with respect to the Notes shall be paid in Euros, in immediately available or same day funds (in accordance with the paragraph immediately below) to such account with such bank as the Paying Agent may from time to time notify to the Company.

The Company shall, by no later than 10:00 a.m. (London time) on the Business Day on which any principal, interest or any other amount on the Notes become due or payable, transfer or cause to be transferred to the Paying Agent such sum as shall be required for the purposes of such payment in immediately available funds.

Notwithstanding anything to the contrary in the Indenture or the Notes, the Paying Agent shall have no obligation to make any payment due on the Notes whatsoever unless it has first received immediately available funds, by 10:00 a.m. (London time) on the Business Day on which any payment is due, sufficient to make such payment. If funds are received after 10:00 a.m. (London time) on such payment date, the Paying Agent shall use commercially reasonable efforts to make such payment on such payment date (it being understood that the Paying Agent shall not incur any liability if such payment cannot be made on such payment date).

12. Principal, premium, if any, and interest, if any, on the Notes will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary or Affiliate thereof, holds as of 10:00 a.m. (London time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

13. The Notes shall initially be registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee for The Bank of New York Mellon, London Branch, as Common Depositary.

14. The undersigned is authorized to approve the form, terms and conditions of the Notes.

15. The undersigned has read the provisions of the Indenture, including the covenants and conditions precedent, pertaining to the issuance of the Notes.

16. In connection with this Certificate, the undersigned has examined the documents, corporate records and certificates and has made such inquiries of the other officers of the Company, which he or she has deemed necessary to enable him or her to express an informed opinion as to whether or not such comments and conditions have been complied with.

17. In the opinion of the undersigned, all of the conditions and covenants related to the issuance of the Notes have been complied with.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first set forth above.

By:	/s/ Mary A. Lehmann
Name: Mary A. Lehmann
Title: Vice President, Finance and Treasurer

Signature Page to Officer’s Certificate for the Notes

Annex A

Form of 2022 Note

[Face of Note]

ISIN XS1369278251

Common Code 136927825

1.250% Senior Notes due 2022

No.	€

AMGEN INC.

promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns, the principal sum of                      EUROS on February 25, 2022.

Interest Payment Date: February 25

Record Date: One Business Day prior to February 25

Dated:

AMGEN INC.

By:
Name: Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

[REVERSE SIDE OF NOTE]

1.250% SENIOR NOTES DUE 2022

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE FOR THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS THE COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”). THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST. Amgen Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 1.250% per annum from February 25, 2016 until maturity. The Company will pay interest in cash annually in arrears on February 25 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be February 25, 2017; provided further that after February 25, 2017, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or February 25, 2016 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

(2)	METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the day that is one Business Day prior to the next succeeding Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal and interest at the specified office or agency of the Paying Agent in the United Kingdom; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Securities registered in the name of or held by a nominee of Euroclear or Clearstream to the account specified by the Holder or Holders thereof; provided further, that if certificated Notes are issued, the Company, at its option, may make payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment will be in Euros; provided that if, on or after the date of the Prospectus Supplement related to the Notes, dated February 18, 2016, Euros are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the control of the Company or if Euros are no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until Euros are again available to the Company or so used. The amount payable on any date in Euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(3)	PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, London Branch, will act as the Paying Agent and The Bank of New York Mellon Trust Company, N.A. will act as the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)	INDENTURE. The terms of the Notes include those stated in the Indenture, dated as of May 22, 2014, between the Company and the Trustee (the “Indenture”), and those made part of the Indenture by the Officer’s Certificate, dated as of February 25, 2016, delivered pursuant thereto (the “Officer’s Certificate”) and the TIA. The Notes are subject to all such terms, and the Holders are referred to the Indenture and the TIA for a statement of them.

(5)

OPTIONAL REDEMPTION. At any time prior to maturity, the Company will have the option to redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice. If the Notes are redeemed before November 25, 2021 (three months prior to the maturity date of the Notes), the redemption price will equal the sum of (1) 100% of the principal amount of any Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount. If the Notes are redeemed on or after November 25, 2021 (three months prior to the maturity date of the Notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)	REDEMPTION UPON CHANGES IN WITHHOLDING TAXES. If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced on or after the date of the Prospectus Supplement related to the Notes, dated February 18, 2016 (the “Prospectus Supplement”), the Company becomes or will become obligated to pay Additional Amounts as described in Section 4.8 of the Indenture or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of the Prospectus Supplement, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such Additional Amounts, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with Section 3.3 of the Indenture, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (which does not include substitution of the obligor under the Notes). No redemption pursuant to (a) or (b) above may be made unless the Company has received an opinion of independent counsel to the effect that as a result of such change or amendment the Company will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Company will, or may, be required to pay the Additional Amounts described in Section 4.8 of the Indenture, and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

(7)	NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. The Company will publish a notice of any redemption of Notes in accordance with Section 3.3 of the Indenture. If fewer than all of the Notes are to be redeemed at any time, the Paying Agent will select the Notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €100,000. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000, unless all of the Notes held by a Holder are to be redeemed.

(8)	MANDATORY REDEMPTION. Except as provided in Section 9 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)	CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 8 of the Officer’s Certificate.

(10)	DEFEASANCE PRIOR TO MATURITY. The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein.

(11)	RESTRICTIVE COVENANTS. The Indenture and the Officer’s Certificate impose certain limitations on the Company and its Subsidiaries, including limitations on the Company’s and its Subsidiaries’ ability to create or incur certain Liens on any of their respective properties or assets and to enter into certain sale and lease-back transactions and on the Company’s ability to engage in mergers or consolidations or the conveyance, transfer or lease of all or substantially all of its properties and assets. These limitations are subject to a number of important qualifications and exceptions and reference is made to the Indenture and the Officer’s Certificate for a description thereof.

(12)	DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(13)	PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(14)

AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to comply with Article V of the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to add guarantees with respect to the Notes or secure the Notes; to surrender any of the Company’s rights or powers under the Indenture; to add covenants or events of default for the benefit of the Holders of the Notes; to comply with the applicable procedures of the applicable depositary; to make any change that would not adversely affect the rights under the Indenture of any such Holder in any material respect;

to provide for the issuance of and establish the form and terms and conditions of Notes of any series as permitted by the Indenture; to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one trustee; or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA. No amendment to cure any ambiguity, defect or inconsistency in the Indenture made solely to conform the Indenture to the description of notes contained in the Prospectus Supplement will be deemed to adversely affect the interests of the Holders of the Notes.

(15)	DEFAULTS AND REMEDIES. If an Event of Default shall occur and be continuing, the principal of the Notes may be declared (or, in certain cases, shall ipso facto become) due and payable in the manner and with the effect provided in the Indenture.

(16)	TRUSTEE DEALINGS WITH COMPANY. The Trustee under the Indenture, in its individual or any other capacity, may deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.

(17)	NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(19)	ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)	COMMON CODES AND ISIN NUMBERS. The Company in issuing the Notes may use Common Codes and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISIN numbers.

(21)	GOVERNING LAW. THE INDENTURE AND THIS NOTE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THE INDENTURE OR THIS NOTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Officer’s Certificate.

Requests may be made to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                      (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Annex B

Form of 2026 Note

[Face of Note]

ISIN XS1369278764

Common Code 136927876

2.000% Senior Notes due 2026

No.	€

AMGEN INC.

promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns, the principal sum of                      EUROS on February 25, 2026.

Interest Payment Date: February 25

Record Date: One Business Day prior to February 25

Dated:

AMGEN INC.

By:
Name: Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

[REVERSE SIDE OF NOTE]

2.000% SENIOR NOTES DUE 2026

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE FOR THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS THE COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”). THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST. Amgen Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 2.000% per annum from February 25, 2016 until maturity. The Company will pay interest in cash annually in arrears on February 25 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be February 25, 2017; provided further that after February 25, 2017, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or February 25, 2016 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

(2)	METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the day that is one Business Day prior to the next succeeding Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal and interest at the specified office or agency of the Paying Agent in the United Kingdom; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Securities registered in the name of or held by a nominee of Euroclear or Clearstream to the account specified by the Holder or Holders thereof; provided further, that if certificated Notes are issued, the Company, at its option, may make payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment will be in Euros; provided that if, on or after the date of the Prospectus Supplement related to the Notes, dated February 18, 2016, Euros are unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the control of the Company or if Euros are no longer being used by the then-member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until Euros are again available to the Company or so used. The amount payable on any date in Euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(3)	PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, London Branch, will act as the Paying Agent and The Bank of New York Mellon Trust Company, N.A. will act as the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)	INDENTURE. The terms of the Notes include those stated in the Indenture, dated as of May 22, 2014, between the Company and the Trustee (the “Indenture”), and those made part of the Indenture by the Officer’s Certificate, dated as of February 25, 2016, delivered pursuant thereto (the “Officer’s Certificate”) and the TIA. The Notes are subject to all such terms, and the Holders are referred to the Indenture and the TIA for a statement of them.

(5)

OPTIONAL REDEMPTION. At any time prior to maturity, the Company will have the option to redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice. If the Notes are redeemed before November 25, 2025 (three months prior to the maturity date of the Notes), the redemption price will equal the sum of (1) 100% of the principal amount of any Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount. If the Notes are redeemed on or after November 25, 2025 (three months prior to the maturity date of the Notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)	REDEMPTION UPON CHANGES IN WITHHOLDING TAXES. If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced on or after the date of the Prospectus Supplement related to the Notes, dated February 18, 2016 (the “Prospectus Supplement”), the Company becomes or will become obligated to pay Additional Amounts as described in Section 4.8 of the Indenture or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of the Prospectus Supplement, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such Additional Amounts, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with Section 3.3 of the Indenture, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (which does not include substitution of the obligor under the Notes). No redemption pursuant to (a) or (b) above may be made unless the Company has received an opinion of independent counsel to the effect that as a result of such change or amendment the Company will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Company will, or may, be required to pay the Additional Amounts described in Section 4.8 of the Indenture, and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

(7)	NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. The Company will publish a notice of any redemption of Notes in accordance with Section 3.3 of the Indenture. If fewer than all of the Notes are to be redeemed at any time, the Paying Agent will select the Notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €100,000. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000, unless all of the Notes held by a Holder are to be redeemed.

(8)	MANDATORY REDEMPTION. Except as provided in Section 9 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)	CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 8 of the Officer’s Certificate.

(10)	DEFEASANCE PRIOR TO MATURITY. The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein.

(11)	RESTRICTIVE COVENANTS. The Indenture and the Officer’s Certificate impose certain limitations on the Company and its Subsidiaries, including limitations on the Company’s and its Subsidiaries’ ability to create or incur certain Liens on any of their respective properties or assets and to enter into certain sale and lease-back transactions and on the Company’s ability to engage in mergers or consolidations or the conveyance, transfer or lease of all or substantially all of its properties and assets. These limitations are subject to a number of important qualifications and exceptions and reference is made to the Indenture and the Officer’s Certificate for a description thereof.

(12)	DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(13)	PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(14)

AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to comply with Article V of the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to add guarantees with respect to the Notes or secure the Notes; to surrender any of the Company’s rights or powers under the Indenture; to add covenants or events of default for the benefit of the Holders of the Notes; to comply with the applicable procedures of the applicable depositary; to make any change that would not adversely affect the rights under the Indenture of any such Holder in any material respect;

to provide for the issuance of and establish the form and terms and conditions of Notes of any series as permitted by the Indenture; to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one trustee; or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA. No amendment to cure any ambiguity, defect or inconsistency in the Indenture made solely to conform the Indenture to the description of notes contained in the Prospectus Supplement will be deemed to adversely affect the interests of the Holders of the Notes.

(15)	DEFAULTS AND REMEDIES. If an Event of Default shall occur and be continuing, the principal of the Notes may be declared (or, in certain cases, shall ipso facto become) due and payable in the manner and with the effect provided in the Indenture.

(16)	TRUSTEE DEALINGS WITH COMPANY. The Trustee under the Indenture, in its individual or any other capacity, may deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.

(17)	NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(19)	ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)	COMMON CODES AND ISIN NUMBERS. The Company in issuing the Notes may use Common Codes and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISIN numbers.

(21)	GOVERNING LAW. THE INDENTURE AND THIS NOTE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THE INDENTURE OR THIS NOTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Officer’s Certificate.

Requests may be made to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                      (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).